77C Matters submitted to a vote of security holders

Liberty Newport Tiger Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Newport Tiger Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 62,585,364.683 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b)   Not applicable

(c) To approve a new Investment Advisory Agreement with Newport Fund Management, Inc.

For:            61,478,368.900    shares of beneficial interest being a
                                  majority of the shares represented
                                  at the Meeting
Against:        1,022,276.373     shares of beneficial interest
Abstain:        1,442,063.413     shares of beneficial interest

 (d) not applicable

(proxy statment incorporated herein by reference to Accession Number 0000950135-01-502257)

77L Changes in accounting principles and practices

Liberty Newport Tiger Fund (Fund)

     The Fund has proposed to revoke its ss.171(c) election under the Internal Revenue Code, thus changing its accounting method for premium amortization.

                           LIBERTY NEWPORT TIGER FUND

                         INVESTMENT MANAGEMENT AGREEMENT

Investment Management Agreement dated November 1, 2001, by and between LIBERTY FUNDS TRUST VII, a Massachusetts business trust (the "Trust"), and NEWPORT FUND MANAGEMENT, INC., a Virginia corporation (the "Investment Manager"), a registered investment corporation (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust is registered as a diversified, open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to retain the Investment Manager to furnish investment advisory and management services to a certain portfolio of the Trust, and the Investment Manager is willing to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be bound, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints the Investment Manager to act as investment manager to the Liberty Newport Tiger Fund series of the Trust (the "Portfolio") for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Delivery of Documents. The Trust has furnished (or will furnish when available) the Investment Manager with copies properly certified or authenticated of each of the following:

(a) The Trust's Declaration of Trust dated July 3, 1991, as amended to date;

(b) The Trust's By-laws, as amended to date;

(c) Resolutions of the Trust's Board of Trustees approving this Agreement;

(d) The Trust's Registration Statement on Form N-IA (or any successor form adopted by the Securities and Exchange Commission (the "SEC") under the 1940 Act and under the Securities Act of 1933 as amended (the "1933 Act"), relating to shares of beneficial interest in the Portfolio (herein called the "Shares") as filed with the SEC, and all amendments thereto;

(e) The Trust's Prospectus and Statement of Additional Information for the Portfolio, as currently in effect (such Prospectus and Statement of Additional Information as presently in effect and all amendments and supplements thereto are herein called the "Prospectus" and "Statement of Additional Information", respectively").

The Trust will furnish the Investment Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

3. Management. Subject to the supervision of the Trust's Board of Trustees, the Investment Manager will provide a continuous investment program for the Portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the Portfolio. The Investment Manager will determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolio. The Investment Manager will provide the services under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Prospectus and Statement of Additional Information. The Investment Manager further agrees that it:

(a) will conform with all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities;

(b) will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Investment Manager will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Manager, may, in its description, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Manager or the Portfolio with research advice and other services, or who sell Portfolio shares, as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, as amended. In no instance will portfolio securities be purchased from or sold to the Investment Manager or any affiliated person of the Investment Manager as principal;

(c) will provide, or cause its affiliates to provide, all necessary executive personnel for the Fund, the salaries and expenses of such personnel to be borne by the Investment Managers or its affiliates;

(d) will provide, or cause its affiliates to provide, at its or their own cost, all office space and facilities necessary for the activities of the Trust.

Notwithstanding the foregoing, the Investment Manager may obtain the services of one or more investment counsel to act as a sub-advisor to the Portfolio. The cost of employing such counselor or sub-advisor will be paid by the Investment Manager and not by the Portfolio.

4. Services Not Exclusive. The investment management services furnished by the Investment Manager hereunder are not to be deemed exclusive, and the Investment Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5. Books and Records. In compliance with the requirements of the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Investment Manager further agrees to preserve for the periods prescribed by the 1940 Act the records required to be maintained by the 1940 Act.

6. Expenses. During the term of this Agreement, the Investment Manager will pay all expenses incurred by it in connection with its investment management of the Portfolio.

The Trust or the Portfolio as appropriate, shall bear all expenses of its operations and business not specifically assumed or agreed to be paid by the Investment Manager, its affiliates, or other third parties. In particular, but without limiting the generality of the foregoing, the Trust or the Portfolio, as appropriate, shall pay:

(1) Taxes;

(2) Brokerage fees and commissions with regard to portfolio transactions of the Portfolio;

(3) Interest charges, fees and expenses of the custodian of the Portfolio's securities;

(4) Fees and expenses of the Trust's transfer agent and administrator relating to the Portfolio;

(5) Auditing and legal expenses;

(6) Cost of maintenance of the Trust's existence;

(7) The proportionate share of compensation of directors of the Trust who are not interested persons of the Investment Manager as that term is defined by law;

(8) Costs of shareholder and trustee meetings of the Trust;

(9) Federal and State registration fees expenses;

(10) Costs of printing and mailing Prospectuses and Statements of Additional Information for the Portfolio's shares, reports and notices to existing shareholders;

(11) The Investment Management fee payable to the Investment Manager, as provided in paragraph 7 herein;

(12)  Costs of record keeping and daily pricing, and;

(13) Distribution expenses in accordance with any Distribution Plan as and if approved by the shareholders of the Portfolio.

At the request of the Trust, the Investment Manager may arrange for any such services on behalf of the Trust. If the Investment Manager makes any payment therefor, or incurs any cost in connection therewith, the Trust shall promptly reimburse such amounts to the Investment Manager.

If the expenses projected to be borne by the Portfolio (exclusive of interest, brokerage commissions, taxes and extraordinary items, but inclusive of investment management fee) in any fiscal year are expected to exceed any applicable state expense limitation provision to which the Portfolio is subject, the Investment Management fee payable by the Portfolio to the Investment Manager shall be reduced on each day such fee is accrued to the extent of that day's portion of such excess expenses. The amount of such reduction shall not exceed the actual amount of the Investment Management fee otherwise payable in such year. Any excess reduction accrued shall be payable to the Investment Manager by the Trust on behalf of the Portfolio within five (5) business days after the amount of such excess is determined.

7. Compensation. For the services provided and the expenses assumed by the Investment Manager pursuant to this Agreement, the Portfolio will pay the Investment Manager and the Investment Manager will accept as full compensation a management fee, accrued daily and payable within five (5) business days after the last business day of each month, at the annual rate of 1.00% on the first $100 million of the aggregate net assets of the Portfolio, 0.75% in excess of $100 million, 0.70% in excess of $1.5 billion and 0.65% in excess of $2.5 billion.

8. Limitation of Liability. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. Duration and Termination. This Agreement shall become effective on the date first above written and, unless sooner terminated as provided herein, shall continue in effect until July 31, 2003. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of either the Board of Trustees of the Trust or of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated by the Trust on behalf of the Portfolio or by the Investment Manager at any time on sixty (60) days written notice, without the payment of any penalty, provided that termination by the Portfolio must be authorized either by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Except as permitted by the 1940 Act or any rule thereunder or any exemptive order or no-action letter issued by the SEC thereunder, no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act)

11. Limitation of Liability of Trust. The term "Liberty Funds Trust VII" means and refers to the trustees from time to time serving under the Declaration of Trust dated July 3, 1991 as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and this Agreement has been signed by an authorized officer of the Trust acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

13. Use of Name. The Trust and the Portfolio may use the names "Liberty", "Liberty Financial", "Colonial" or "Newport" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Investment Manager as investment adviser.

14. Notice. Any notice to be given as required herein may be given by personal notification or by first class mail, postage prepaid, to the party specified at the address stated below:

(a) To the Trust or the Portfolio at:

Liberty Funds Trust VII
One Financial Center
Boston, MA 02111

(b)  To the Investment Manager at:

Newport Pacific Management, Inc.
580 California Street, Suite 1960
San Francisco, CA 94104

15. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NEWPORT FUND MANAGEMENT, INC.

By:__________________________________
Name:
Title:

LIBERTY NEWPORT TIGER FUND
By: LIBERTY FUNDS TRUST VII

By:__________________________________
     William J. Ballou
     Secretary

                        Report of Independent Accountants


To the Board of Trustees and Shareholders of Liberty Funds Trust VII

In planning and performing our audit of the financial statements of Liberty Newport Tiger Fund (the "Fund") (a series of Liberty Funds Trust VII) for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
February 11, 2002